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                                                                   EXHIBIT 10.19

[GELTEX PHARMACEUTICALS, INC. LOGO]





March 11, 1997



Mr. Paul J. Mellett
108 Cedar Street
Walpole, MA 02081

Dear Paul:

It is my pleasure to extend to you an offer of employment with GelTex Pharmaceuticals, Inc.

We would like you to join us as Chief Financial Officer. Your compensation will consist of a salary of $175,000 per year, paid in 26 biweekly pay periods. In addition, you will also be eligible for a bonus opportunity equal to 20% of your base salary on an annual basis. In 1997 you will be eligible for 75% of the bonus opportunity. GelTek will also pay you a $10,000 sign-on bonus upon initiation of employment. Finally, as we discussed, in the event that GelTex terminates your employment without case, you will be eligible to receive six months of severance pay which will be equal to six months of your base salary.

In addition, GelTex has a program of benefits which currently consists of the following:

         - Two weeks paid vacation per year, increasing to three weeks after two years of employment

         - Eleven company holidays, one of which is a floating holiday that may be taken at your discretion.

         - Term life insurance paid for by the company equal to two times your annual salary.

         - 401K retirement plan.

GelTex also has a contributory health plan. We use the Guardian insurance program which covers the entire Boston area and allows you to pick your own primary physician from an extensive list. If you elect to participate, the company pays 75% of the cost of the insurance and the remaining 25% would be deducted from your pay.


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The dental insurance benefit offered by GelTex is the comprehensive plan of
Delta Dental Plan of Massachusetts. If you elect to participate, the company pays 75% of the cost and the remaining 25% would be deducted from your pay.

In addition, we will grant you an option to purchase 50,000 shares of GelTex common stock at the closing price on the day your employment begins. This option vests over a 4 year period at the rate of 1/48 per month of service from the date of the option grant. In general, GelTex believes that ownership of common stock is the best way to significantly motivate and reward long term contributions to the company.

If accepted and agreed upon, please sign both copies of the offer letter, retaining one copy for your files and returning the other to GelTex.

Paul, all of us at GelTex are most impressed by you. We are convinced that you could make key contributions to the success and growth of our company. We think that GelTex will be a very exciting place to work over the next few years and we would like you to join us in that excitement.


Sincerely,


/s/ Mark Skaletsky

Mark Skaletsky
President and CEO



Accepted by:


/s/ Paul J. Mellett
------------------------
Paul J. Mellett


Date: March 3, 1997